EXHIBIT 3.2

CERTIFICATE OF DESIGNATION OF

Series A Convertible Preferred Stock OF

CHROMOCELL THERAPEUTICS CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Chromocell Therapeutics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), issuable from time to time in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for a new series of Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such new series of Preferred Stock as follows:

1.	Number and Designation. There shall be a series of Preferred Stock that shall be designated as the “Series A Convertible Preferred Stock” of the Corporation (the “Series A Preferred Stock”) and the number of authorized Shares constituting such series shall be 700,000 Shares. The number of authorized shares of Series A Preferred Stock may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock, less all shares of any other series of Preferred Stock authorized at the time of such increase) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding). Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation will be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the right to re-open this series and issue additional share of the Series A Preferred Stock either through public or private sales at any time and from time to time without notice to or the consent of holders of the Series A Preferred Stock. The additional shares of the Series A Preferred Stock will be deemed to form a single series with the Series A Preferred Stock issued under this Certificate of Designation. Each Share shall have a par value of $0.0001 per share. The powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock shall be as set forth herein.

2.	Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals hereof.

“Certificate of Designation” has the meaning set forth in the Recitals hereof.

“Certificate of Incorporation” has the meaning set forth in the Recitals hereof.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Value” means, with respect to any Share on any given date, $4.37.

“Corporation” has the meaning set forth in the Preamble hereof.

“DGCL” has the meaning set forth in the Preamble hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Holder” means a holder of Series A Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.

“New York Courts” has the meaning set forth in Section 10.1.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“IPO” means the sale, in a firm commitment public underwritten offering pursuant to an effective registration statement under the Securities Act, of securities of the Corporation, following which such securities (or any component part thereof) are listed on a national securities exchange registered with the SEC under Section 6(a) of the Exchange Act (or, alternatively, quoted on the OTC Bulletin Board or similar quotation system).

“Required Holders” has the meaning set forth in Section 8.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series A Preferred Stock.

“IPO Security” means a security identical to the securities issued and sold to the public in the Company’s IPO (including, for the avoidance of doubt, any component securities thereof).

3.	Dividends. Holders shall not be entitled to receive any dividends in respect of the Series A Preferred Stock.

4.	Voting Rights. Except as otherwise provided herein or as otherwise provided by the DGCL, the Series A Preferred Stock shall have no voting rights.

5.	Rank; Liquidation.

5.1.	Rank and Liquidation. The Series A Preferred Stock shall rank (i) senior to any class or series of capital stock of the Corporation created specifically ranking by its terms junior to the Series A Preferred Stock; (ii) on parity with all of the Common Stock and any other class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Series A Preferred Stock; and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series A Preferred Stock, in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Liquidation”).

5.2.	Notice. In the event of any Liquidation, the Corporation shall, within five (5) days of the date the Board approves such action, or no later than five (5) days of any stockholders’ meeting called to approve such action, or within five (5) days of the commencement of any involuntary proceeding, whichever is earlier, give each Holder written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the Holder upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each Holder of such material change.

6.	Conversion.

6.1.	Mandatory Conversion; Lock-Up.

a)	Mandatory Conversion Upon IPO. The Series A Preferred Stock shall mandatorily convert at the time of the closing of an IPO into IPO Securities as follows: simultaneously with the closing of the IPO, all of the outstanding Shares shall automatically convert into an aggregate number of IPO Securities determined by (i) multiplying the number of Shares to be converted by the Conversion Value thereof, and then (ii) dividing the value in the preceding clause (i) by 87.5% of the price at which the IPO Securities are sold to the public in the IPO. The Corporation shall provide written notice to the Holder of the mandatory conversion at least ten (10) days prior to the date of mandatory conversion. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Any fractional IPO Securities resulting from such determination shall be rounded up to the next whole number of IPO Securities.

b)	Lock-Up In Connection with IPO. The IPO Securities (and any component part(s) thereof) received in the mandatory conversion by the Holders shall be subject to customary lock-up provisions as requested by the underwriters of the IPO.

6.2.	Effect of Conversion. All Shares converted as provided in this Section 6 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time, other than the right of the holder to receive IPO Securities.

7.	Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 7).

8.	Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the holders of at least a majority of the then outstanding Shares (the “Required Holders”), and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, further, that no amendment, modification or waiver of the terms or relative priorities of the Series A Preferred Stock may be accomplished by the merger, consolidation or other similar transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders in accordance with this Section 8.

9.	Miscellaneous.

9.1.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each holder hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

9.2.	Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

9.3.	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

9.4.	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business Day, such payment shall be made on the next succeeding business day.

9.5.	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

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RESOLVED FURTHER, that the Chief Executive Officer of the Corporation be and he hereby is authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 12th of July, 2022.

CHROMOCELL THERAPEUTICS CORPORATION

By:	/s/ Christian Kopfli
Name: Christian Kopfli
Title: Chief Executive Officer